Exhibit 4.46

DEED OF CONSENT AND AMENDMENT TO NOTE INSTRUMENT

THIS DEED is dated     February 2023

BETWEEN:

(1)

MEREO BIOPHARMA GROUP PLC, a public limited company incorporated in England and Wales with company number 04206001 whose registered office is at 4th Floor, One Cavendish Place, London, England W1G 0QF (the “Company”); and

(2)	NOVARTIS PHARMA AG, a company incorporated and registered in Switzerland whose registetered office is at Postfach, 4002 Basel Switzerland (“Novartis”).

WHEREAS

(A)

The Company adopted a convertible loan note instrument on 10 February 2020, as subsequently amended on 24 November 2020, a copy of which is appended hereto as Appendix 1 (the “Note Instrument”) constituting certain loan notes convertible into Ordinary Shares in the capital of the Company (the “Notes”).

(B)

Pursuant to the Note Instrument the principal amount outstanding under the Notes (and any accrued and unpaid interest thereon) will become due and payable in full on 10 February 2023 (the “Effective Date”).

(C)	The Company and Novartis have agreed, with effect from the Effective Date, to extend the Maturity Date of the Notes to 10 February 2025 (the “Maturity Date Extension”) in consideration for:

(i)

the issue by the Company to Novartis of 2,000,000 warrants to subscribe for ordinary shares of £0.003 each in the capital of the Company (the “2023 Warrants”), on the terms and subject to the conditions set out in the warrant instrument attached hereto at Appendix 2 (the “2023 Warrant Instrument”);

(ii)

the payment by the Company to Novartis of a cash amount of £691,466.22, such amount being equal to the accrued and unpaid interest on the Notes up to and including 10 February 2023 (the “Accrued Interest Sum”); and

(ii)	the amendment of certain additional terms of the Note Instrument (together with the Maturity Date Extension, the “Note Amendment”).

(D)	The parties are entering into this Deed to document the Note Amendment and the arrangements for issuance of the 2023 Warrants and payment of the Accrued Interest Sum.

IT IS AGREED AS FOLLOWS:

1.	INTERPRETATION

Terms defined in the Note Instrument shall have the same meanings as given therein when used in this Deed unless otherwise defined herein.

2.	AMENDMENT CONSENT AND AGREEMENT TO ISSUE 2023 WARRANTS

2.1	Amendment

2.1.1	The current definition of “Interest Rate” at clause 1.1 of the Note Instrument shall, as of the Effective Date, be deleted in its entirety and replaced with the following wording

Interest Rate	(i) from the date of this instrument to and including 10 February 2023, a rate of 6% per annum; and

(ii) from 11 February 2023 to the Maturity Date, a rate of 9% per annum

2.1.2	The current definition of “Maturity Date” at clause 1.1 of the Note Instrument, shall, as of the Effective Date, be deleted in its entirety and replaced with the following wording:

Maturity Date	10 February 2025

2.1.3	The current paragraph 1 (Interest) at Schedule 2 to the Note Instrument shall, as of the Effective Date, be deleted in its entirety and replaced with the following wording:

1.1	Interest shall be payable on any outstanding Notes (so far as not converted under Schedule 3) at the applicable Interest Rate.

1.2

Any interest due under paragraph 1.1 of this Schedule 2 shall be payable in immediately available funds on the Maturity Date, unless the Noteholder elects to convert the accrued interest to Ordinary Shares in accordance with Part 2 of Schedule 3 (or such interest has otherwise been satisfied, whether by payment in cash or otherwise in a manner agreed between the Noteholder and the Company).

1.3

Interest, if payable, shall accrue daily at the applicable Interest Rate and shall be calculated on the basis of a 365-day year and the actual number of days elapsed from and including 11 February 2023 to the Redemption Date.

1.4	If the Company fails to pay redemption monies when due, interest shall continue to accrue on the unpaid amount at the applicable Interest Rate.

2.1.1	The current paragraph 4 (Redemption) at Schedule 2 to the Note Instrument shall, as of the Effective Date, be deleted in its entirety and replaced with the following wording:

4.1

The Notes then in issue (so far as not converted under Schedule 3) shall, to the extent not previously converted, be redeemed at the principal amount together with interest on the Notes outstanding at the applicable Interest Rate on the Maturity Date (to the extent such interest has not already been satisfied, whether by payment in cash or otherwise).

4.2

Within five Business Days of the Redemption Date, the Company shall repay to the Noteholder the principal amount of the Notes so redeemed, together with interest on such Notes outstanding at the Interest Rate (to the extent such interest has not already been satisfied, whether by payment in cash or otherwise).

2.2	Consent, 2023 Warrants and Accrued Interest Sum

2.2.1

By their execution of this Deed Novartis hereby grant consent to the Note Amendment and the provisions of this Deed (including the transactions contemplated herein) and in consideration for such consent, the Company undertakes that it shall:

(a)

issue the 2023 Warrants to Novartis on the Effective Date in accordance with the terms of the 2023 Warrant Instrument, and deliver a duly executed copy of the 2023 Warrant Instrument to Novartis within 3 Business Days of such date; and

(b)	pay the Accrued Interest Sum to the following bank account:

Name: Novartis Pharma AG

Bank: HSBC Bank plc

Address: 8 Canada Square, Canary Wharf, London E14 5HQ

Account: 21343610

Sort Code: 40-02-50

BIC: MIDLGB22

or such other bank account as is notified by Novartis to the Company in writing, within 3 Business Days of the Effective Date.

3.	ADDITIONAL AGREEMENTS

3.1

Any Ordinary Shares to be issued by the Company to Novartis or any permitted transferee under the 2023 Warrants shall be issued in accordance with Regulation S under the Securities Act or another exemption from the registration requirements of the Securities Act.

3.2

Each 2023 Warrant shall bear a legend stating that the warrant and the securities to be issued upon its exercise have not been registered under the Securities Act and that the warrant may not be exercised by or on behalf of any U.S. person unless registered under the Securities Act or an exemption from such registration is available

3.3	Each person exercising a 2023 Warrant is required to give:

(i) a written certification that it is not a U.S. person and the warrant is not being exercised on behalf of a U.S. person; or

(ii) a written opinion of counsel to the effect that the warrant and the securities delivered upon exercise thereof have been registered under the Securities Act or are exempt from registration thereunder.

3.4

The 2023 Warrants may not be exercised within the United States, and the Ordinary Shares issuable upon exercise thereof may not be delivered within the United States unless registered under the Securities Act or an exemption from such registration is available.

3.5

Notwithstanding the terms of the any of the Note Instrument and the 2023 Warrant Instrument, the Company and Novartis shall promptly take all action reasonably advisable to enable all Underlying Securities to be deposited with the Depositary outside of any segregated ADS facility as may be imposed pursuant to Rule 144 of the Securities Act of 1933. For the avoidance of doubt, such actions shall include (i) the execution of any issuance and delivery instruction in a form substantially similar to that included in Schedule 3 of the 2023 Warrant Instrument and (ii) if the Depositary requires any opinion of counsel regarding the free tradability of the Underlying Securities, an opinion of external counsel of the Company in a form satisfactory to the Depositary. Novartis understands and agrees that Ordinary Shares issued upon exercise of 2023 Warrants will become eligible for deposit into the unrestricted ADS following the end of the Regulation S distribution compliance period of forty (40) days from the date of issuance. All expenses incurred in connection with the foregoing actions, including any opinion of counsel, shall be borne by the Company.

3.6

The Company covenants that by 31 December 2024, it shall cause to be registered on Form F-3 or Form S-3 and the related prospectus supplement all but not less than all of the securities issuable to Novartis or any permitted transferee under the 2023 Warrants and, to the extent such registration is no longer valid: (i) the Notes and (ii) the 1,449,614 warrants to subscribe for ordinary shares of 0.003 each in the capital of the Company (the “2020 Warrants”) issued to Novartis pursuant to the Warrant Instrument of by the Company dated 10 February 2020 (the “2020 Warrant Instrument”, and all such securities referenced above, together the “Underlying Securities”) to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act. All expenses incurred in connection with the registration of the Underlying Securities on Form F-3 or Form S-3, including all registration, filing, and qualification fees, printers’ and accounting fees, and fees and disbursements of counsel for the Company, shall be borne by the Company.

4.	MISCELLANEOUS

4.1	This Deed shall be governed by and construed in accordance with English law and the parties submit to the exclusive jurisdiction of the English courts.

4.2	Any amounts payable by any party pursuant to this Deed and/or the Notes shall be paid free and clear of all withholdings or deductions, save as may be required by law.

4.3	This Deed may be executed in counterparts which together shall constitute one document.

Appendix 1

Note Instrument

Appendix 2

2023 Warrant Instrument

IN WITNESS WHEREOF this agreement has been executed as a deed and delivered by the parties on the date first above written.

Executed and delivered as a DEED by MEREO BIOPHARMA GROUP PLC acting by
Director
a Director

Director/Company Secretary
Director/Company Secretary

Executed and delivered as a DEED by NOVARTIS PHARMA AG acting by
Authorised Signatory
Authorised Signatory

Authorised Signatory
Authorised Signatory